                                                                  EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
CIB Marine Bancshares, Inc.

We consent to incorporation by reference in the registration statements (No. 338-85173, No. 333-72949 and No. 333-87268) on Form S-8 of CIB Marine
Bancshares, Inc. of our report dated March 28, 2003 relating to the consolidated balance sheets of CIB Marine Bancshares, Inc and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of CIB Marine Bancshares, Inc. Our report refers to a change in the method of accounting for goodwill in 2002 and a change in the method of accounting for derivatives in 2001.




                                   /s/ KPMG LLP

Milwaukee, Wisconsin
March 28, 2003